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                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                       CONTINENTAL WASTE INDUSTRIES, INC.

                                       AND

                                THOMAS A. VOLINI


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                                TABLE OF CONTENTS
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RECITALS     . . . . . . . . . . . . . . . . . . . . . . . . . .1

1.    Employment Duties and Acceptance . . . . . . . . . . . . .1
      1.1   Employment by Employer . . . . . . . . . . . . . . .1
      1.2   Acceptance of Employment . . . . . . . . . . . . . .1
      1.3   Place of Employment. . . . . . . . . . . . . . . . .1
2.    Term   . . . . . . . . . . . . . . . . . . . . . . . . . .1
3.    Compensation . . . . . . . . . . . . . . . . . . . . . . .2
      3.1   Incentive Compensation . . . . . . . . . . . . . . .2
      3.2   Loans. . . . . . . . . . . . . . . . . . . . . . . .2
      Benefits . . . . . . . . . . . . . . . . . . . . . . . . .3
5.    Status as Employee . . . . . . . . . . . . . . . . . . . .3
6.    Termination. . . . . . . . . . . . . . . . . . . . . . . .3
      6.1   Termination Upon Death . . . . . . . . . . . . . . .4
      6.2   Termination Upon Disability. . . . . . . . . . . . .4
      6.3   Termination for Cause. . . . . . . . . . . . . . . .4
      6.4   Voluntary Termination. . . . . . . . . . . . . . . .4
7.    Certain Covenants of Employee. . . . . . . . . . . . . . .5
      7.1   Covenants Against Competition. . . . . . . . . . . .5
            7.1.1  Non-Compete . . . . . . . . . . . . . . . . .5
            7.1.2  Confidential Information. . . . . . . . . . .6
            7.1.3  Property of Employer. . . . . . . . . . . . .7
            7.1.4  Employees of Employer . . . . . . . . . . . .7
            7.1.5  Exclusions. . . . . . . . . . . . . . . . . .7
      7.2   Rights and Remedies Upon Breach. . . . . . . . . . .7
      7.3   Injunctive Relief. . . . . . . . . . . . . . . . . .8
      7.4   Severability of Covenants. . . . . . . . . . . . . .8
      7.5   Blue-Pencilling. . . . . . . . . . . . . . . . . . .8
8.    Indemnification. . . . . . . . . . . . . . . . . . . . . .8
9.    No Conflicting Agreement . . . . . . . . . . . . . . . . .9
10.   Effective Date . . . . . . . . . . . . . . . . . . . . . .9
11.   Other Provisions . . . . . . . . . . . . . . . . . . . . .9
      11.1  Notices. . . . . . . . . . . . . . . . . . . . . . .9
      11.2  Entire Agreement . . . . . . . . . . . . . . . . . 10
      11.3  Waivers and Amendments . . . . . . . . . . . . . . 10
      11.4  Governing Law. . . . . . . . . . . . . . . . . . . 10
      11.5  Assignment . . . . . . . . . . . . . . . . . . . . 10
      11.6  Counterparts . . . . . . . . . . . . . . . . . . . 11
      11.7  Headings . . . . . . . . . . . . . . . . . . . . . 11

SIGNATURES   . . . . . . . . . . . . . . . . . . . . . . . . . 11


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                              EMPLOYMENT AGREEMENT

      This Agreement (herein so called) is made and entered into as of the 1st day of September, 1995, by and between the Board of Directors of Continental Waste Industries, Inc., a Delaware corporation (said Board hereinafter referred to as "Employer"), and Thomas A. Volini (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

      WHEREAS, Employer desires to employ Employee, and Employee desires to be employed by Employer, as its Chief Operating Officer and Chairman of the Board of Directors, all upon the terms and conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises, and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

      1.   EMPLOYMENT, DUTIES AND ACCEPTANCE.

           1.1 EMPLOYMENT BY EMPLOYER. Employer employs employee, for the Employment Period (as herein defined), to render full-time services to Employer as its Chief Operating Officer and Chairman of the Board of Directors and, in connection therewith, to manage its operations and that of its subsidiaries. Employee will perform the duties that are consistent with such position as he shall reasonably be directed to perform by Employer's Board of Directors.

           1.2 ACCEPTANCE OF EMPLOYMENT. Employee accepts such employment and shall render the services described above.

           1.3 PLACE OF EMPLOYMENT. Employee's principal place of employment shall be Employer's offices in Forest Lawn Landfill and Recycling Center, 8230
W. Forest Lawn Road, Three Oaks, Michigan 49128, subject to reasonable travel as the rendering of the services hereunder may require.

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      2.   TERM.  The term of Employee's employment by Employer hereunder (the
"Employment Period") shall be for a period of three (3) years from the effective date specified in Section 10 hereof subject to extension and subject to the termination provisions of Sections 6.1 through 6.4 hereof. There shall be automatic one (1) year extensions of the Employment Period thereafter unless this Agreement is terminated upon 30 days written notice by Employer or Employee unless superseded by subsequent Agreement by the parties.

      3. COMPENSATION. During the Employment Period, for all services rendered by Employee under this Agreement, Employer shall pay Employee a salary at the annual rate of Two Hundred Thirty Thousand Dollars ($230,000) during the first three years hereof, with increases as the Board of Directors of Employer determines from time to time, such salary then in effect ("Base Salary") payable in accordance with the customary payroll policy of Employer in effect at the time such payment is made, or as may otherwise be mutually agreed upon by the parties. In addition to his Base Salary, Employee will participate in a management incentive plan, the terms of which shall be determined by the independent directors of the Employer.

           3.1 INCENTIVE COMPENSATION. Employee may receive as annual incentive compensation a percentage of his base salary, at the time of payment, or such other amount as determined by the Board of Directors. The payment of incentive compensation to Employee, if any, shall be within the sole discretion of the independent directors of the Employer.

           3.2 LOANS. Employer shall from time to time as Employee may request loans up to an aggregate of fifteen percent (15%) of Employee's annual salary to Employee, provided that such loans may be made on a monthly basis equal to one-twelfth of the aggregate. All such loans must be repaid in full every eighteen months. Interest shall accrue at the applicable federal rate defined by the Internal Revenue Code of 1986.


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      4.   BENEFITS.  Employee shall be entitled to such paid vacation, holidays, sick leave, and shall be eligible for participation in such group insurance, hospitalization, major medical, dental, profit sharing, stock options, and other fringe benefit programs as those afforded executives of Employer; provided however, that Employer shall provide in the Employee's name life insurance in the face amount of not less than Two Hundred Fifty Thousand Dollars ($250,000), and subject to the provisions of Section 6.2, Employer may elect to provide disability insurance (the "Disability Policy") with disability benefits of not less than Two Hundred Fifty Thousand Dollars ($250,000) in the event of permanent total disability (as defined in the insurance policy) of the Employee. In addition, Employer agrees to reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the fulfillment of his duties hereunder, including travel expenses. Such reimbursements will be made promptly, within thirty (30) days of Employee's submission to Employer of an itemized list of such expenses, together with receipts therefor indicating the date upon and the purpose for which such expenses were incurred and such other information as may be reasonably required from time to time by Employer to substantiate such expenditures for federal income tax purposes.

      5. STATUS AS EMPLOYEE. At all times during the Employment Period, Employee shall be deemed to be an employee of Employer for purposes of determining Employee's coverage under and eligibility to participate in, any employee benefit plans or programs which Employer now has or may hereafter initiate. In the event it is necessary to amend any such plan or program in order to assure that Employee is not discriminated against thereunder, Employer will promptly use its best efforts to make all such amendments or cause the same to be made.

      6.   TERMINATION.

           6.1 TERMINATION UPON DEATH. If employee dies during the Employment Period, this Agreement shall terminate, except that the representative of Employee's estate shall


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be entitled to receive the compensation herein provided for the month in which death occurs, and the amount accrued and payable under Section 3.1 hereof less the amount of any outstanding loans under Section 3.2 hereof.

           6.2 TERMINATION UPON DISABILITY. If, during the Employment Period, Employee becomes physically or mentally disabled, whether totally or partially, so that Employee is unable substantially to perform his services hereunder for
(i) a period of six consecutive months, or (ii) for shorter periods aggregating six months during any consecutive twelve month period, Employer may, at its option, at any time after the last day of the six consecutive months of disability or the day on which such shorter periods of disability during any consecutive twelve month period equal an aggregate of six months, by written notice to Employee, terminate Employee's employment hereunder. Upon such termination, Employee shall be entitled to receive the compensation herein provided for the month in which such termination occurs and the amount accrued and payable under Section 3.1 hereof less the amount of any outstanding loans under Section 3.2 hereof plus his Base Salary for a period of fifteen (15) months thereafter, unless Employer elects to purchase the Disability Policy described in Section 4.

           6.3 TERMINATION FOR CAUSE. If Employee commits a fraud upon the Employer, malfeasance against the Employer, or habitual and willful neglect of duties properly assigned other than by reason of illness, Employer may at any time upon thirty days written notice to Employee terminate Employee's employment hereunder. Upon such termination, except for accrued and unpaid compensation to the date of termination, Employee shall have no right to receive any compensation or benefit from Employer.

           6.4 VOLUNTARY TERMINATION. In the event Employee voluntarily terminates his employment with Employer, Employee shall have no right to receive any compensation or


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benefit from Employer hereunder, except for accrued and unpaid compensation due on the date of such termination.

      7.   CERTAIN COVENANTS OF EMPLOYEE.

           7.1 COVENANTS AGAINST COMPETITION. Employee acknowledges that (i) the principal businesses (the "Business") of Employer involve brokerage of solid waste transport and disposal, operation and management of solid waste disposal facilities, consulting services for the solid waste industry, recycling of solid waste and brokerage of recycling services and materials, and such other related activities as Employer may become involved in; (ii) the Employer's Business is national in scope; and (iii) his work for Employer has brought him and will continue to bring him into close contact with many confidential affairs not readily available to the public. In order to induce Employer to enter into this Agreement, Employee covenants and agrees that:

                 7.1.1 NON-COMPETE. (a) Except as set forth on Schedule 2, during Employee's employment with Employer, Employee shall not in the Eastern or Midwestern United States, including any market region in which Employer, its subsidiaries or affiliates has done or contemplates doing business, directly or indirectly, (i) engage in a business which is competitive with the Employer's Business for his own account; (ii) except for employment by Employer, its subsidiaries or affiliates, enter the employ of, or render any services to, any person engaged in such activities; or (iii) become interested in any person engaged in a business which is competitive with the Employer's Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other relationship or capacity; PROVIDED, HOWEVER, that Employee may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange or in the over-the-counter market if Employee (a) is not a controlling person


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of, or a member of a group which controls, such entity, or (b) does not, directly or indirectly, own 2% or more of any class of securities of such entity; and

           (b) for a period of two (2) years following the termination (whether voluntary or involuntary) of Employee's employment with Employer or any of its affiliates or subsidiaries, Employer may elect to enforce the covenants set forth below by paying to Employee for such two year period, an amount equal to seventy-five percent (75%) of his Base Salary;

                 (i) Employee shall not in the United States of America directly or indirectly, contact, solicit, sell to, serve or divert anyone who was a transporter or customer of Employer or did business with Employer during Employee's employment with Employer; or

               (ii) Employee shall not within two hundred (200) miles of a landfill owned by the Employer, its subsidiary or an affiliate, directly or indirectly, engage in a business which is competitive with the Employer's business for his own account or as a partner, shareholder, officer, director, principal, agent, employee, trustee, consultant or in any other capacity.


                 7.1.2 CONFIDENTIAL INFORMATION. During and after the term of Employee's employment with Employer, provided that Employer is engaged in the Business, Employee shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of Employer, all confidential matters of Employer and its subsidiaries or affiliates, including, without limitation, trade "know-how," secrets, customer lists, details of contracts, pricing policies, operational methods, marketing plans or strategies, business acquisition plans, new personnel acquisition plans, research projects, and other business affairs of Employer, its subsidiaries, or affiliates, heretofore or hereafter, and shall not disclose them to anyone, either during or after employment


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by Employer, except as required in the course of performing duties hereunder or with Employer's express written consent.

                 7.1.3 PROPERTY OF EMPLOYER. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Employee or made available to Employee concerning the business of Employer, its subsidiaries or its affiliates shall be Employer's property and shall be delivered to Employer promptly upon the termination of Employee's employment with Employer, or at any other time on request.

                 7.1.4 EMPLOYEES OF EMPLOYER. During Employee's employment with Employer, and for a period of two years following the termination (whether voluntary or involuntary) of Employee's employment with Employer (the "Restricted Period"), Employee shall not, directly or indirectly, solicit or encourage any employee of Employer, its subsidiaries or its affiliates to leave the employment of Employer, its subsidiaries or its affiliates.

                 7.1.5. EXCLUSIONS. The provisions of this Article shall not prevent Employee (i) from serving as a director of any other corporation that does not compete with the Company, with prior notification to the Company, (ii) from investing his assets in any entity that does not compete with the Company in such form or manner as will not require any substantial services on his part in the operation of the affairs of the companies in which investments are made, or (iii) from devoting a reasonable amount of time to the affairs of charitable or political organizations, provided that such activities or investments do not prevent him from performing his duties under this Agreement.

           7.2 RIGHTS AND REMEDIES UPON BREACH. If Employee breaches, or threatens to commit a breach of, any of the provisions of Section 7.1 (the "Restrictive Covenants"), Employer shall have the right to require Employee to account for and pay over to Employer all compensation, profits, monies, accruals, increments or other benefits (collectively, "Benefits")


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derived or received by Employee as the result of any transactions constituting a breach of any of the Restrictive Covenants, and Employee shall account for and pay over such Benefits to Employer.

           7.3 INJUNCTIVE RELIEF. Employee acknowledges that due to the confidential nature of his employment relationship, any breach of the Restrictive Covenants by Employee shall cause irreparable harm to Employer and Employer may, at its option, obtain injunctive relief. Employee further acknowledges that the scope and content of the Restrictive Covenants are reasonable.

           7.4 SEVERABILITY OF COVENANTS. If a Court of competent jurisdiction determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

           7.5 BLUE-PENCILLING. If a Court of competent jurisdiction construes any of the Restrictive Covenants, or any part thereof, to be unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

      8. INDEMNIFICATION. Employer shall indemnify and defend Employee if Employee is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Employee is or was an officer or director or employee of Employer or any of its subsidiaries or affiliates, in which capacity Employee is or was serving, against expenses (including reasonable attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest


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extent and in the manner set forth in and permitted by the general corporation law of the state of incorporation of Employer, and any other applicable law, as from time to time in effect.

      9. NO CONFLICTING AGREEMENT. Employee represents and warrants that there is no agreement, contract or understanding which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

      10. EFFECTIVE DATE. This Agreement shall become effective as of September 1, 1995.

      11.  OTHER PROVISIONS.

           11.1 NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed or telexed, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed or telexed, or if mailed, two days after the date of mailing, as follows:

                 (i)    if to Employer:

                        Carlos E. Aguero
                        Continental Waste Industries, Inc.
                        67 Walnut Avenue
                        Clark, NJ  07066


                 (ii)   if to Employee:

                        Employee's home address as indicated
                        in the personnel records of Employer.


           11.2 ENTIRE AGREEMENT. This Agreement contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior Agreements, written or oral, with respect thereto, including any prior employment agreements with the Employer or any subsidiary or affiliate.


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

           11.3 WAIVERS AND AMENDMENTS. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

           11.4 GOVERNING LAW. The parties hereto have relied on New Jersey law in negotiating this Agreement, which has been negotiated, prepared and executed in New Jersey and it is expressly agreed that this Agreement shall be governed and construed in accordance with the laws of the State of New Jersey applicable to Agreements made and to be performed entirely within such State.

           11.5 ASSIGNMENT. This Agreement, and the Employee's rights and obligations hereunder, may not be assigned by Employee. Employer may assign this Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.


           11.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

           11.7 HEADINGS. The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
CONTINENTAL WASTE INDUSTRIES, INC.



By:/s/ Carlos E. Aguero
   ----------------------------------------
   Carlos E. Aguero
   Director, President and Chief Executive Officer



By:/s/ Thomas A. Volini
   ----------------------------------------
   Thomas A. Volini
   Employee











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